Exhibit 99.1

Driven Deliveries Reports Record Revenue of $5.7 Million in Second Quarter 2020

LOS ANGELES, CA, August 12, 2020 -- Driven Deliveries Inc. (the “Company” or “Driven”) (OTCQB: DRVD), one of California’s fastest-growing online cannabis retailers and direct-to-consumer logistics companies, today announced its financial results for the three months ended June 30, 2020 during which the Company reported record revenue of $5.7 million.

Christian Schenk, CEO of Driven Deliveries, commented, “We reported record revenue in the second quarter of 2020 of $5.7 million, a 158% sequential increase over revenue of $2.2 million during the first quarter of 2020. This significant increase was driven by the impact of our strategic plan to become a ‘direct-to-consumer’ e-commerce business and discontinue our dispensary-to-consumer delivery business. We are pleased with the progress we have made repositioning the Company as we start to see the financial impact of this strategy take hold. Market conditions under the COVID-19 pandemic, coinciding with the shelter-in-place orders issued across the State of California, allowed for strong revenue growth, leading to a ramp in sales volumes starting in March and continuing through the entire second quarter.”

“During the quarter we invested heavily in building out our technology infrastructure, personnel and intellectual property, including our advanced data analytics and marketing capabilities. These investments provided us with the platform to scale our operations and capitalize on increases in demand, while maintaining a best-in-class customer experience. In particular, our new data science program, Driven by Numbers, allows us to track improvements across our operations to attract and retain customers. This robust digital sales tool prepared the Company to excel during a period of high order volume and deliver the best customer experience to online cannabis buyers. We also saw a major increase in new customers, with more than 14,000 new customers acquired during the quarter. Maintaining a high customer retention rate, which is currently at 88%, will remain a priority going forward, as well as continued growth in our total number of customers. As the company scales, we expect to report further decreases in our Cost of Customer Acquisition (“COA”), driving margin expansion,” continued Mr. Schenk.

“Our e-commerce and distribution agreement with Stem Holdings is a key development in our growth strategy. With this collaboration we expect to expand our footprint in the California market and broaden our offering for customers,” concluded Mr. Schenk.

Financial Highlights

●	Revenue for the second quarter ending June 30, 2020 totaled $5.7 million, compared with $65,824 in Q1 2019. This represents a 158% sequential increase over revenue of $2.2 million in Q1 2020.

Q2 2020 Operations Update

●	Commenced trading on the OTCQB® Venture Market on April 9, 2020, under its current symbol DRVD.
●	Launched our proprietary Brand Budee program and web- widget which enables the Company’s brand partners to sell their products directly to consumers from their own websites. Since launch, the Company has successfully completed the integration and onboarding of over 21 premium cannabis brands to the program.
●	Executed an agreement with Stem Holdings, Inc. (OTCQB: STMH CSE: STEM) a leading vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States, to collaborate on e-commerce and distribution.
●	The Company’s online retail divisions, Ganjarunner and Budee, now represent more than 244,600 registered cannabis consumers.
●	Completed 74,300 orders, compared with 36,537 orders in Q1 2020
●	Acquired more than 14,000 new customers, compared with 13,000 new customers in Q1 2020
●	Decreased the average new customer acquisition cost to $10.11 from $10.77 in Q1 2020.
●	Customer retention, calculated as the amount of newly acquired customers who purchased a second time within a 90 day period, also was 88%, compared with 84% in Q1 2020.
●	More than 11 new cannabis brands were added to the menu, across 4 categories.

Financial Results for the Three Months Ended June 30, 2020

During the three months ended June 30, 2020, the Company recorded revenue in the amount of $5,672,305, including product sales of $5,626,541. This compares with revenue of $65,824 during the three months ended June 30, 2019. The revenue for the period ended June 30, 2019 was comprised of dispensary cost reimbursements of $28,559 offsetting the dispensary delivery income of $18,973 and product sales of $62,607. The change in revenue between the three months ended June 30, 2020, and 2019 resulted from the Company expanding its operations and acquisition of Ganjarunner in 2019, the acquisition of Budee in 2020, and the Company’s pivot to the a direct to consumer delivery service and the acquisition of other cannabis delivery services.

Revenue for the second quarter 2020 includes revenue from the acquisition of Ganjarunner Inc., the asset purchase of Mountain High Recreation, and the acquisition of Budee Inc., which closed on June 24, 2019, July 10, 2019 and February 27, 2020 respectively.

Gross profit was a negative $73,763 for the three months ended June 30, 2020 as compared to gross profit of $17,340 for the same period the year prior. Cost of Sales consists of Product Costs of $2,485,730 and Fulfilment Costs of $3,260,338, for a total Cost of Goods Sold of $5,746,068. As an online retailer, all delivery expenses such as the cost of drivers, fuel, insurance, etc. are included in Cost of Sales, in accordance with tax code 180e, which impacted gross margins, but optimized the overall cost structure of the Company in preparation for future growth.

The following presents the unaudited Pro-forma combined results of operations of the Company with Budee, Inc. as though the two entities were combined on January 1, 2019.

	Six Months	Six Months
	June 30, 2020	June 30, 2019
Gross Revenue	$8,550,118	$6,337,388
Gross Profit	$1,099,663	$5,121,530
Net loss	$(7,319,946)	$(793,475)
Net loss per share, basic and diluted	$(0.13)	$(0.02)
Weighted average number of shares outstanding	55,533,225	46,179,458

During the three months ended June 30, 2020, we incurred a loss from operations of $3,123,512. This is due to professional fees of $396,563, compensation of $1,435,698 including stock-based compensation of $971,633, general and administrative of $936,871 and sales and marketing of $280,617. The cost of being public created significant additional professional services fees for both legal, audit, and accounting services to support not only the Company but also the acquisition targets. The Company also invested significantly in its infrastructure, including building out its marketing and intellectual property platform to support customer acquisition and revenue growth

During the three months ended June 30, 2019, we incurred a loss from operations of $1,570,224. This is due to professional fees of $341,133, compensation of $959,470 including stock-based compensation of $623,939, general and administrative of $234,568 and sales and marketing of $52,503.

For the three months ended June 30, 2020, our net loss was $3,761,652 as compared to net loss of $1,568,835 for the prior period June 30, 2019. The increase in net loss of $2,192,817 was related primarily to the Company pivoting to a new business model and the cost of integrating acquisitions and the gain on the extinguishment of debt.

Balance Sheet and Liquidity

As of June 30, 2020, the Company had $0.22 million of cash, compared with $0.27 million of cash as of December 31, 2019. Subsequent to the quarter the Company raised approximately $2.35 million in gross proceeds.

Conference Call Information

Event:	Driven Deliveries Second Quarter 2020 Financial Results Conference Call
Date:	Tuesday, August 11, 2020
Webcast Replay:	http://public.viavid.com/index.php?id=140946 or at https://www.drvd.com/invest

To be added to the distribution list, email IR@DRVD.com with “DRVD” in the subject line.

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About Driven:

Driven Deliveries, Inc., is one of the first publicly traded cannabis delivery services operating within the United States. Founded by experienced technology and cannabis executives, the company provides e-commerce solutions, online sales, and on-demand cannabis delivery, in select cities where allowed by law. Driven offers legal cannabis consumers the ability to purchase and receive their marijuana in a fast and convenient manner. By 2020, legitimate cannabis revenue in the U.S. market is projected to hit $23 billion. By leveraging consumer trends, and offering a proprietary, turnkey delivery system to its customers, management believes it is uniquely positioned to best serve the needs of the emerging cannabis industry and capture notable market share within the sector. For more information, please visit www.DRVD.com and review Driven’s filings with the U.S. Securities and Exchange Commission.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations, and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that we will achieve these plans, objectives, expectations or intentions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

KCSA Strategic Communications

Valter Pinto or Elizabeth Barker

+1 212-896-1254 or +1 212-896-1203

IR@DRVD.com

DRIVEN DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$223,788	$266,869
Accounts receivable	70,903	127,747
Receivable from merchant processor	-	206,734
Due from affiliate	-	346,610
Other current asset	1,898	-
Inventory	858,307	149,946

TOTAL CURRENT ASSETS	1,154,896	1,097,906

Prepaid expenses	6,000	-
Intangible assets, net	12,229,467	4,622,267
Excess purchase price over net liabilities acquired	1,820,999	1,271,718
Right of use asset	601,801	115,859
Fixed assets, net	61,842	81,839
Deposit	91,213	61,138

TOTAL ASSETS	$15,966,218	$7,250,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$3,157,774	$1,238,239
Accrued expenses	2,342,909	462,414
Accrued taxes	782,874	784,168
Settlement payable	342,045	352,272
Notes payable, net of unamortized debt discount of $445,139 and $480,108 as of June 30, 2020 and December 31, 2019, respectively	2,318,447	1,016,892
Notes payable - related party, net of unamortized debt discount of $97,753 and $234,667 as of June 30, 2020 and December 31, 2019, respectively	173,574	-
Lease liability	265,670	40,217
Derivative liability	872,399	306,762
Acquisition liability	2,307,027	908,469

TOTAL CURRENT LIABILITIES	12,562,719	5,109,433

Lease liability - long term	336,753	76,264
Acquisition liability - long term	222,250	442,617

TOTAL LIABILITIES	13,121,722	5,628,314

COMMITMENTS AND CONTINGENCIES – Note 8

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 15,000,000 shares authorized, no shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 66,011,665 and 40,961,054 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	6,602	4,096
Additional paid in capital	25,418,063	17,387,684
Accumulated deficit	(22,580,169)	(15,241,762)
TOTAL STOCKHOLDERS’ EQUITY	2,844,496	2,150,018

NON-CONTROLLING INTEREST	-	(527,605)

TOTAL STOCKHOLDERS’ EQUITY	2,844,496	1,622,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,966,218	$7,250,727

DRIVEN

DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

REVENUE
Sales	$5,672,305	$65,824	$7,867,753	$46,407
Cost of goods sold	5,746,068	48,394	7,450,455	48,394
Gross Profit (Loss)	(73,763)	17,430	417,298	(1,987)

OPERATING EXPENSES
Professional fees	396,563	341,113	847,178	508,870
Compensation	1,435,698	959,470	2,794,702	1,496,653
General and administrative expenses	936,871	234,568	2,023,365	413,432
Sales and marketing	280,617	52,503	461,370	93,277
Total Operating Expenses	3,049,749	1,587,654	6,126,615	2,512,232

NET LOSS FROM OPERATIONS	(3,123,512)	(1,570,224)	(5,709,316)	(2,514,219)

OTHER EXPENSES
Interest expense	(323,901)	(691)	(586,793)	(10,858)
Loss on sale of fixed asset	-	-	(11,970)	-
Change in fair value of derivative liability	(314,239)	-	(348,394)	-
Gain (loss) on extinguishment of debt	-	2,080	(810,518)	1,855
Total Other Expenses	(638,140)	1,389	(1,757,675)	(9,003)

Net loss before provision for income taxes	(3,761,652)	(1,568,835)	(7,466,991)	(2,523,222)

Provision for Income Taxes	-	-	-	-

NET LOSS	(3,761,652)	(1,568,835)	(7,466,991)	(2,523,222)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	-	(128,584)	-

NET LOSS ATTRIBUTABLE TO DRIVEN DELIVERIES, INC. & SUBSIDIARY	$(3,7,61,652)	$(1,568,835)	$(7,338,407)	$(2,523,222)

Net loss per share - basic and diluted	$(0.06)	$(0.03)	$(0.13)	$(0.05)

Weighted average number of shares outstanding during the period - basic and diluted	65,449,087	48,046,180	55,533,225	46,179,458

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